AMENDMENT NO. 1 TO THE

                          SHAREHOLDER RIGHTS AGREEMENT

                               OF ANADIGICS, INC.


     This Amendment No. 1 (the "Amendment") to the Rights Agreement dated as of December 17, 1998 (the "Rights Agreement") between ANADIGICS, INC., a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company, as Rights Agent, is entered into as of November 30, 2000. Unless the context indicates otherwise, capitalized terms used without definition herein shall have the meanings ascribed to such terms in the Rights Agreement.

                              W I T N E S S E T H :


     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company desires to amend the Rights Agreement to amend the definition of "Substantial Block";

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     Section 1. Amendment of Section 1.

     The definition of "Substantial Block" within Section 1 of the Rights Agreement is amended to read in its entirety as follows:

          "Substantial Block" shall mean a number of shares of the Voting Stock which has 18% or more of the aggregate voting power of all outstanding shares of Voting Stock."

     Section 2. Effectiveness. This Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except as amended hereby, the Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     Section 3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and con-


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strued in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State except that the rights, duties and obligations of the Rights Agent under this Amendment shall be governed by and construed in accordance with the laws of the State of New York.

     Section 4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     Section 5. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.



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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                              ANADIGICS, INC.


                              By:    /s/ Thomas C. Shields
                                     ---------------------------------
                                     Name:   Thomas C. Shields
                                     Title:  Chief Financial Officer


                              CHASEMELLON SHAREHOLDER SERVICES, L.L.C.,
                                 as Rights Agent


                              By:    /s/ Robert G. Scott
                                     ---------------------------------
                                     Name:   Robert G. Scott
                                     Title:  Vice President